CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-2 of the Dynamic Alternatives Fund (the “Fund”), and to the use of our report dated February 8, 2023 on the Fund’s financial statement as of September 30, 2022. Such financial statement appears in the Fund’s Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 8, 2023